Exhibit (a)(1)(iv)

OFFER BY

FIRSTHAND TECHNOLOGY VALUE FUND, INC.

TO PURCHASE FOR CASH UP
TO $20 MILLION OF ITS ISSUED AND OUTSTANDING SHARES OF
COMMON STOCK AT 95%
OF THE NET ASSET VALUE PER SHARE AS OF
DECEMBER 31, 2014

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 22, 2015
("EXPIRATION DATE"), UNLESS EXTENDED

THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES
BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED IN
THE OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL.

December 22, 2014

To Our Clients:

Enclosed for your consideration is the Offer to Purchase dated December 22, 2014 (the "Offer to Purchase") of Firsthand Technology Value Fund, Inc. (the "Fund"), and the related Letter of Transmittal (which, together with any amendments or supplements to these documents, collectively constitute the "Offer"). The Fund is offering to purchase up to $20 million of its issued and outstanding shares of common stock, par value $0.001 per share (the "Shares"), at a purchase price equal to 95% of its net asset value per share ("NAV") as of the close of ordinary trading on the NASDAQ Global Market on December 31, 2014, upon the terms and subject to the conditions set forth in the Offer.

A tender of your Shares can be made only by us as the registered holder and only pursuant to your Instructions. The Offer to Purchase and the Letter of Transmittal are being sent to you for your information only. They cannot be used by you to tender Shares held by us for your account. We are the registered holder of Shares held for your account.

Your attention is called to the following:

(1)  The purchase price to be paid for the Shares is an amount per Share, net to the seller in cash, equal to 95% of the NAV per Share in U.S. dollars as determined by the Fund as of the close of ordinary trading on the NASDAQ Global Market on December 31, 2014. The most recent publicly available NAV of the Fund may be obtained by calling Georgeson Inc., the Information Agent, toll free at 1-866-857-2624.

(2)  The Offer is not conditioned upon any minimum number of Shares being tendered.

(3)  Upon the terms and subject to the conditions of the Offer, the Fund will purchase all Shares validly tendered (and not withdrawn) on or prior to the Expiration Date, provided that if the total number of Shares has a value based upon the Purchase Price which exceeds $20 million, the Fund will purchase $20 million worth of the Fund's outstanding shares on a pro rata basis.

(4)  Tendering shareholders will not be obligated to pay stock transfer taxes on the purchase of Shares by the Fund pursuant to the Offer, except in the instances described in Section 4, "Payment for Shares," of the Offer to Purchase.

(5)  Your instructions to us should be forwarded in ample time before the Expiration Date to permit us to submit a tender on your behalf.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form set forth below. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified below. Your instructions to us should be forwarded as promptly as possible in order to permit us to submit a tender on your behalf in accordance with the terms and conditions of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with applicable law.

Neither the Fund nor its Board of Directors is making any recommendation to any shareholder whether to tender or refrain from tendering Shares in the Offer. Each shareholder is urged to read and evaluate the Offer and accompanying materials carefully.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of our letter, the enclosed Offer to Purchase dated December 22, 2014, and the Letter of Transmittal, relating to the Fund's purchase of up to $20 million of its outstanding Shares at 95% of the NAV at December 31, 2014.

The undersigned instructs us to tender to the Fund the number of Shares indicated below (which are held by us for the account of the undersigned), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal that we have furnished to the undersigned.

AGGREGATE NUMBER OF SHARES TO BE TENDERED:

☐ All Shares held for the undersigned;

Or

☐ ________ Shares (Enter number of Shares to be tendered).

PLEASE SIGN HERE_____________________

Dated: ___________, 201_

Name(s):	_________________________________________________________________________________
(please print)
Address:	_________________________________________________________________________________
_________________________________________________________________________________
City State Zip Code
Area Code and Telephone Number:	____________________________________________________________
Employer Identification or Social Security Number:	_______________________________________________